IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@imagistechnologies.com

IMAGIS and INTACTA COMBINE BIOMETRICS AND ENCODING FOR NEW AND SECURE ID VERIFICATION SOLUTIONS

Vancouver, Canada, October 2, 2001; Imagis Technologies Inc. ("Imagis") (Symbol: OTCBB: IGSTF; CDNX: NAB; Germany: IGY), a leading biometric facial recognition company, announced today that it has entered into a business alliance with Intacta Technologies Inc. of Atlanta, GA (Symbol: OTCBB, Berlin: ITAC) to combine Imagis biometric facial recognition technology with Intacta's patented encoding technology to provide an integrated verification solution for the security market.

The application will be marketed as XPRESS.ID-2000 and works by creating a digital image of an individual that is then processed as a facial template. Imagis technology is reliable regardless of an individual's sex, race, hair color, eye color, skin tone and facial hair. The image is then securely encoded with Intacta.Code. The personal data of that same individual is then embedded along with the facial image. To access the image and the individual's data for verification in a database, a password is entered and the Intacta.Code information is decoded to compare with the live captured facial template.

XPRESS.ID-2000 will provide an easy to use solution to ensure that information and imaging cannot be changed and will remain secure in mobile applications. It has many applications including visas and passports, drivers licenses, access cards, social security cards, etc. With the rise in use of false identification obtained through the internet and the need to implement more secure programs to verify identities, XPRESS.ID-2000 will provide true security of personal information.

About IMAGIS

Imagis is a developer and marketer of advanced biometric-based software applications for customs and immigration, law enforcement, airports, criminal justice, access control and individual identification. Imagis has installations of its biometric facial recognition technology at Toronto's Pearson Airport, in several RCMP detachments in Canada and in numerous cities in the state of California, and Mexico. Imagis markets its products through a network of Business Partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director. http://www.imagistechnologies.com

Note to Editors: Imagis XPRESS.ID-2000 uses over 200 facial descriptors generated from its own sophisticated image analysis algorithms to create a unique identifier for a face. XPRESS.ID-2000 allows an individual in a database to be identified in seconds, using digital input, scanned photographs, composite construction or direct camera input

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News Release, October 2, 2001

as the search criterion. Imagis products are designed to an open architecture and address a range of imaging needs in the security area, including arrest & booking, regional data-sharing, wireless image transfer, and facial recognition. XPRESS.ID-2000 can connect securely to local, regional, national, and international databases, and is key in identification of individuals with multiple aliases. Extensive linkages enable the database to be mined to display details of aliases, associates, and vehicles as well as images of other distinguishing features such as marks, scars, and tattoos.

About Intacta

INTACTA.CODE provides a method of embedding secure, fail-safe reliability, across a full array of digital, wireless and hard copy security management solutions such as facial recognition, PKI or it may be embedded within smart cards to provide distributed layers of security. http://www.intacta.com

Note to Editors: INTACTA.CODE is not another version of encryption. It is a unique process that provides the security of encryption with a host of other functions. INTACTA.CODE is a COM-based component that compresses and encrypts any data - such as applications, images, database records, and documents - into a graphic form representing the binary information. Any ODBC compliant database can store and query INTACTA.CODE, which can be sent electronically over an intranet, the Internet, or wirelessly to mobile devices. It can also be printed and faxed allowing secure transmission of sensitive data on printed material.

On behalf of the Board

"Sandra Buschau"

Corporate Secretary

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Statements made in this press release that are not historical or current facts are "Forward Looking Statements" made pursuant to the safe harbor provision of Federal Securities Laws. Forward Looking Statements represent certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected.

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Contacts:
Sandra Buschau
Investor Relations
Imagis Technologies Inc.
Tel: (604) 684-4691
sandy@imagistechnologies.com

Noel Bambrough
President
Intacta Technologies Inc.
Tel: (404) 591-1248
nbambrough@intacta.com